Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Chart Industries, Inc. 2017 Omnibus Equity Plan of our reports dated February 23, 2017, with respect to the consolidated financial statements and schedule of Chart Industries, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Chart Industries, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Cleveland, Ohio

July 27, 2017